Exhibit 99.1

Tivic Health Completes Optimization Study for its Non-Invasive Vagus Nerve Stimulation Device

Breakthrough Findings to be Reported Later this Year and Applied to Upcoming Phase I Clinical Trial

FREMONT, Calif. – June 25, 2025 – Tivic Health® Systems, Inc. (Nasdaq: TIVC), a diversified immunotherapeutics company developing treatments that stimulate immune pathways to treat disease, today announced it has completed all study visits in the Optimization Study for its patent pending, non-invasive cervical vagus nerve stimulation (ncVNS) device. Initial findings reinforce the importance of personalization for therapeutic efficacy. Tivic expects to release the study results later this year.

The study was conducted by The Feinstein Institute of Bioelectronic Medicine with the objective of identifying device parameters that optimally influence autonomic nervous system function. These comprised frequency, amplitude, electrode positioning and personalization, all key parameters previously under-researched, especially for non-invasive VNS treatments. Key findings from the first stages of this study were previously presented in a poster titled, “Autonomic, Cardiac, and Neural Effects from Non-Invasive Cervical Vagus Nerve Stimulation,” at the Sixth Bioelectronic Medicine Summit: Neurotechnologies for Communities & Individuals, on March 4, 2025.

“This study has provided Tivic with key breakthroughs in the scientific understanding of how to most effectively deliver stimulation to the vagus nerve and thereby the modulation of the pathways implicated in many prevalent and debilitating diseases,” stated Tivic Health’s Chief Executive Officer, Jennifer Ernst. “As we prepare to report these new findings, we are more confident than ever that our novel bioelectronic approach to VNS has the potential to form the basis of future compelling and highly differentiated treatments for large patient populations with unmet clinical needs,” added Ernst.

Market Opportunity

Polaris Market Research estimates the global VNS market will grow from $8.59 billion in 2021 to $21.3 billion in 2030, a 10.6% CAGR over the forecast period. Additionally, IDTechEx has forecast peripheral nerve stimulation, the segment targeted by Tivic Health, will grow at 35% CAGR, one of the fastest growth segments in bioelectronic medicine.

About the Vagus Nerve

The vagus nerve is the longest autonomic nerve in the body and regulates many organ systems associated with chronic disease. VNS is approved by the US Food & Drug Administration for treatment-resistant epilepsy and depression, cluster and migraine headaches, and stroke rehabilitation. It is being studied for other neurological, cardiac, and immune conditions. However, many of the applications of VNS rely on surgical implants, which are not suitable for many patients.

About Tivic Health Systems, Inc.

Tivic Health seeks to treat underserved medical conditions through biochemical and bioelectric therapies that modulate patients’ immune system. The company's lead biopharma product candidate, the TLR5 agonist Entolimod™ to treat ARS, has been granted Fast Track and Orphan Drug designation by the FDA. Tivic Health's bioelectronic program is developing non-invasive medical devices that personalize key stimulation to modulate the pathways implicated in many prevalent and debilitating diseases.

Tivic Health's first FDA approved product ClearUP™ is proven to treat sinus pain and pressure, and is available through online retailers and commercial distributors. For more information about Tivic Health, visit: https://ir.tivichealth.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including as a result of the company’s interactions with and guidance from the FDA and other regulatory authorities; changes to the company’s relationship with its partners; failure to obtain FDA or similar clearances or approvals and noncompliance with FDA or similar regulations; the company’s future development of its ncVNS treatment, Entolimod and Entolasta; changes to the company’s business strategy; timing and success of clinical trials and study results, including the ncVNS optimization study with The Feinstein Institute of Bioelectronic Medicine; regulatory requirements and pathways for approval; changes in the markets and industries in which the company does business; consummation of any strategic transactions; the company’s need for, and ability to secure when needed, additional working capital; the company’s ability to maintain its Nasdaq listing; and changes in tariffs, inflation, legal, regulatory, political and economic risks. Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of risks and uncertainties relevant to the company, and other important factors, see Tivic Health’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 21, 2025, under the heading “Risk Factors”, as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and the company undertakes no duty to update such information except as required by applicable law.

Media Contact:

Deanne Eagle or Laura Min Jackson

media@tivichealth.com

Investor Contact:

Hanover International, Inc.

ir@tivichealth.com